Exhibit 99.2

Investor Commentary Fourth Quarter and Full Year 2020 February 25, 2021

Table of Contents COVID-19 Update 2 Vision and Strategic Priorities 3 U.S. Payment Solutions Market Overview 4 Business Overview and Update 7 Fourth Quarter and Full Year 2020 Highlights 9 Fourth Quarter and Full Year Financial Review 10 Segment Performance 13 Balance Sheet, Liquidity and Cash Flow 15 Summary 17 Appendix Cautionary Statement on Forward-Looking Statements 18 Reconciliations of Non-GAAP Financial Measures 19 1 Q4 2020 | The commentary that follows is issued in conjunction with the earnings release dated February 25, 2021. Certain statements and information in this document (as well as information included in other written or oral statements we make from time to time) may contain or constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Please see the Cautionary Statement on Forward Looking Statements at the end of this document. Supplemental Financial Measures 22

COVID-19 Update 2 As we continue to navigate these unprecedented times, we remain committed to supporting our employees, customers and the communities in which we operate. CPI Card Group Inc. (“CPI” or the “Company”), like many other businesses, closely monitors information available regarding the COVID-19 pandemic and the broader economic implications to understand and address the impact on our employees, customers, partners and the community. We established and follow response protocols across our business based on the recommendations of the Centers for Disease Control and Prevention and state and local government health orders and guidelines. Throughout the pandemic, all of our facilities have remained operational and continue to provide essential services to our customers. Our operations provide direct and critical support to the financial services sector, including the production and fulfillment of debit and credit, payroll, government benefit and health savings account cards, as well as payment cards used by the unbanked to pay for daily expenses and bills. These products enable people to access fundamental financial services. Vaccination availability remains limited and each state in which we operate has established vaccination prioritization categories which vary significantly in terms of the prioritization of essential service or manufacturing workers. We strongly encourage our employees to become fully vaccinated as vaccines become available to them, consistent with the advice of their individual health care provider. We continue to extend gratitude to our employees for their dedication and commitment to safety and serving our customers through these unprecedented times. Q4 2020 |

Vision and Strategic Priorities 3 We strive to be the trusted partner in payments and exceed expectations through high quality, collaboration and innovative products. We are committed to continually raising the bar on delivering high quality products and exceptional service while making it easy to do business with CPI®. We drive efficiency and productivity throughout our business with ongoing process improvements, operational automation, technology and equipment advancement. We collaborate with our customers to deliver unique and differentiated products and solutions that elevate their customers’ experience and enhance their brands. Our vision is to be the partner of choice by providing market-leading quality products and customer service with a market-competitive business model. Q4 2020 | Deep Customer Focus Market-Leading Quality Products and Customer Service Continuous Innovation Market-Competitive Business Model

U.S. Payment Solutions Market Overview

CPI is a payment technology company and leading provider of comprehensive financial payment card solutions in the United States. We have established a leading position in the large and attractive U.S. Payment Solutions Market through more than 20 years of experience. We design and produce over 250 million cards annually, including EMV® contact and contactless[1] and magnetic stripe payment cards, including prepaid debit cards and cards for applications such as travel, ticketing, lodging and entertainment. Additionally, we provide services including the personalization and fulfillment of financial payment cards, tamper-evident prepaid debit card packaging, and Software-as-a-Service (SaaS) personalization of instantly issued financial payment cards.

We Define The U.S. Payment Solutions Market As Including:

Secure Card


CARDHOLDER NAME

- The secure card market encompasses the production of EMV® contact and contactless payment cards issued on a major payment brand network (Visa, Mastercard®, American Express® and Discover). Secure cards contain all the necessary technology (i.e. integrated circuits, contact plates, RFID antennas) to interface with point of sale terminals. Secure cards are traditionally made with layers of PVC plastic, but can also include metal or eco-focused materials, such as upcycled plastic. Secure cards include a variety of design elements unique to customer specifications.
- We define the secure card market as including all U.S. EMV® contact and contactless payment cards manufactured and shipped by a card manufacturer. This includes debit, credit and private label cards for both large and small and medium enterprise (SME) issuers[2].

Personalization


1234 5678 9010 1234
CARDHOLDER NAME

- The personalization market encompasses the data preparation and card data personalization for debit, credit and prepaid debit payment cards in EMV® contact, contactless and magnetic stripe card formats. Personalization services require secure data transmission and often provide a high level of customization, using advanced processes to personalize (encode, program and emboss with data such as cardholder name and account number) and fulfill cards to individual cardholders.
- We define the Personalization market as including all U.S. payment cards personalized for small and medium enterprise issuers by an outsourced provider. This includes personalization of debit, credit and prepaid debit cards inclusive of magnetic stripe, EMV® contact and contactless cards.

[1] Contactless payment cards are also referred to as "tap and pay" or dual interface cards
[2] Small and Medium Enterprise Issuers, defined as not in the top 10 largest U.S. card issuers

EMV® is a registered trademark in the U.S. and other countries and an unregistered trademark elsewhere. The EMV trademark is owned by EMVCo, LLC.

cpi card group® Q4 2020 | 4

U.S. Payment Solutions Market Overview 5 We Believe The U.S. Payment Solutions Market Presents A Growing Addressable Market Of Over $1 Billion In Annual Revenue • There are an estimated 1.8 billion EMV® contact, contactless and magnetic stripe debit and credit cards3 currently in circulation, which we expect to grow approximately 3% annually • We believe approximately 90% of payment card demand is driven by existing card replacement3, with approximately 60% attributable to card reissuances and expirations, 15% to lost or stolen card replacements and 15% to portfolio churn (switching financial institutions) • Each year, an estimated 600 million debit and credit EMV ® cards4 are produced, which we expect to expand with the overall market • The majority of the addressable market revenue is driven by SME issuers Q4 2020 | 3 Debit, credit and private label cards in circulation includes EMV® (contact and contactless) and magnetic stripe cards 4 Based on average number of EMV® (contact and contactless cards) shipped 2018-2020 EMV® is a registered trademark in the U.S. and other countries and an unregistered trademark elsewhere. The EMV trademark is owned by EMVCo, LLC . • The prepaid debit cards that CPI produces are debit cards issued on the networks of the major payment card brands, but not linked to a traditional bank account. In addition to the production of these cards, we provide data preparation as well as tamper-evident retail packaging. Examples of retail channels where these cards are sold include grocery stores, pharmacies and general merchandise retailers. These cards are typically displayed near check-out locations. • Prepaid debit cards are considered general-purpose, open-loop payment cards that can be used anywhere the payment brand (Visa, Mastercard®, American Express®, Discover) on which it is issued is accepted. These are not closed loop cards, which are limited to purchases at specified companies or retailers. • We define the prepaid market as U.S. secure (open loop) prepaid cards and packages manufactured and shipped by a prepaid package manufacturer for sale at a physical retail location. Prepaid • Instant issuance provides card issuing financial institutions the ability to issue a completely personalized, permanent debit or credit card within the bank branch to individual cardholders upon demand. Instant issuance requires data to be securely transferred to the card branch to encode a magnetic stripe or EMV® contact or contactless payment card and personalize the card on a desktop printer. This process results in a payment card that can immediately be used by a cardholder. • We define the instant issuance market as solutions that offer card issuing financial institutions the ability to issue, in-branch, a completely personalized, permanent debit or credit card to individual customers upon demand. Instant Issuance

U.S. Payment Solutions Market Overview 6 We believe that secular trends in payments will be positive for the U.S. Payment Solutions Market. These favorable trends include: Growing Preference For Card Payments Over Cash • Payment card transactions are estimated to grow at a 6% CAGR from 63% to 65% of U.S. consumer-to-business (C2B) transactions from 2020 through 2024 primarily at the expense of cash payments.5 • Payment cards (including debit, credit and prepaid) gained an estimated 6% share of U.S. C2B payment transactions in 2020 compared to 2019.5 We believe the COVID-19 pandemic accelerated the rate of use of payment cards, including a growing preference for contactless payment card solutions. The U.S. Is In The Early Stages Of A Gradual Transition To Contactless Cards • We estimate the number of contactless-enabled cards in the U.S. was approximately 30% of total cards in circulation at year end 2020, representing approximately 500 million cards. We expect this number to grow in a gradual transition to around 80%, or 1.65 billion contactless-enabled cards, by 2025. • We estimate that 45% of the cards issued by large financial institutions and 10% of the cards issued by small and medium enterprise financial institutions, were contactless enabled in 2020. By 2025, we believe these numbers will grow to 95% of cards issued by large financial institutions and 60% of cards issued by small and medium enterprise financial institutions. • We expect the transition to contactless cards to be gradual and to increase the average payment card selling price. Payment Cards Are The Preferred Payment Method For Issuers And Consumers • We believe digital payments are unlikely to significantly impact card issuance in the next 5-10 years. Payment card transactions as a percent of U.S. C2B transactions is expected to expand from 63% to 65% from 2020 to 2024, while the percent of U.S. C2B card payments conducted in person with a mobile wallet6 is expected to expand from 6% to 8% of C2B card payments in the same period.5 • Our research supports this view, indicating:  Consumers view cards as more convenient  Issuers and payment brands may offer mobile wallet capability as an additional feature, but issuers prefer card transactions due to better economics and “top of wallet” status of payment cards  The percent of debit cards enrolled in mobile wallets is relatively low, as is the usage rate of enrolled cards Consumer Preferences And Issuer ESG Goals Drive Shift In Payment Cards • CPI estimates the number of eco-focused payment cards shipped annually in the U.S. will grow industry-wide to approximately 100 million cards by 2025. An industry research firm estimates this number will exceed 185 million cards in North America and more than 700 million globally, by 2025.7 • A recent CPI Consumer Insights Study indicates consumers’ strong desire for financial institutions to be more environmentally conscious and interest in having a more eco- focused payment card solution.8 Q4 2020 | 5 McKinsey U.S. Payments Map, Q4 2020. C2B POS payments including both in-person and remote; excludes bill payment. 6 Payments requiring a card backing the transaction - includes NFC (e.g., Apple Pay), MST (e.g., Samsung Pay) and QR code (e.g., Starbucks). 7 ABI Research “Sustainable Materials for Payment Cards” Q4 2020 8 CPI Consumer Insights Study fielded 2/12/2020-2/28/2020 n=2,303

Business Overview and Update 7 U.S. Debit and Credit Segment Secure Card • We believe we currently stand as the number two secure card provider among small and medium enterprise financial institutions and are third with large financial institutions. We remain focused on our core strategies by building on our portfolio of innovative and highly differentiated solutions. Our Second Wave® payment cards, featuring a core made with recovered ocean-bound plastic, offer a solution to support the Environmental, Sustainability and Governance (ESG) goals of our customers and help meet the demands of their customers for more environmentally conscious payment card products. As the leading eco- focused card provider in the U.S., we estimate that CPI produced more than 80% of all U.S. eco-focused cards in 2020. Personalization • We have invested in broadening our personalization capabilities, including CPI On- Demand®. We believe our enhanced capabilities and a high level of customer service will enable us to win incremental business from our current customers and expand our customer base, building on our position as a leading personalization provider for small and medium enterprise financial institutions in the U.S. Card@Once® • As the leading SaaS-based instant issuance provider in the U.S., our 11,000 Card@Once® SaaS-based instant issuance solutions are installed across over 1,600 financial institutions. We believe we will continue to win new business and expand the Card@Once instant issuance addressable market by expanding relationships with small and medium enterprise financial institutions, bank platforms and processors, and by providing differentiated solutions to our customers, including the recently launched Spectrum by Card@Once® printer which produces high-quality cards with retransfer printing capability. U.S. Prepaid Segment Prepaid • As the leader in the U.S. prepaid debit card solutions market, we provide market-leading quality and innovative solutions to our customers, including differentiated card materials and tamper-evident and sustainable packaging capabilities. We believe we will continue to expand our share by expanding existing relationships and forging new customer relationships. Q4 2020 |

Business Overview and Update 8 Winning New Customers and Expanding Relationships We value the strength of our customer relationships. Our relentless focus on customer service, market- leading quality and innovative and differentiated solutions have translated into new customers and expanded relationships with existing accounts. We have collaborated with our top 10 customers for more than ten years, on average. Our trusted relationships include:  5 of the Top 10 U.S. Card Issuers  5 of the Top 6 U.S. Prepaid Debit Program Managers  6 of the Top U.S. FinTechs  Strategic Relationships with the Top 3 U.S. Bank Platforms We believe these efforts have resulted in CPI profitably gaining overall market share each year from 2018 to 2020. We remain committed to being our customers’ partner of choice by providing market- leading quality products and customer service with a market-competitive business model. Q4 2020 |

Fourth Quarter and Full Year 2020 Highlights 9 We had a strong fourth quarter and full year of 2020, increasing net sales 16% and 12% year-over-year to $84.1 million and $312.2 million, respectively. During the full year of 2020, we: • Grew Net Income to $16.1 million, up 415% year-over-year • Delivered Adjusted EBITDA10 of $57.5 million, up 53% year-over-year • Ended the year with $58 million in cash These strong results underscore the resilience of our business and reflect the continued execution on our four key strategies: deep customer focus, market-leading quality products and customer service, continuous innovation and a market-competitive business model. We believe we are well positioned to capitalize on market opportunities as we execute on our strategic priorities and continue to collaborate with our customers to deliver unique, high-quality and innovative products and solutions to elevate their customers’ experience and enhance their brands. Q4 2020 | 10 Adjusted EBITDA and Adjusted EBITDA margin are not measurements of financial performance prepared in accordance with GAAP. Adjusted EBITDA for the periods shown above exclude the $6.0 million cash litigation settlement gain recorded in the quarter ended June 30, 2019. See “Non-GAAP Financial Measures” at the end of this document for more information and reconciliations to the most directly comparable GAAP financial measures.

Fourth Quarter and Full Year Financial Review

NET SALES
($ in millions)



+16%
$72.6
$84.1
+12%
$278.1
$312.2
Q4 2019
Q4 2020
FY 2019
FY 2020

Net sales increased 16% and 12% year-over-year to $84.1 million and $312.2 million in the fourth quarter and full year of 2020, respectively. Growth across both periods was driven primarily by higher volumes of contactless EMV® card sales, including Second Wave® cards. In addition, net sales increased from CPI On-Demand® card personalization due to new customers, higher volumes from our existing customers and from COVID-19 related government disbursement work. This growth was partially offset by COVID-19 impacts, including reduced sales volumes in Prepaid due to lower retail store traffic and reduced volumes in card personalization stemming from fewer new accounts and requests for replacement cards. Card@Once product sales were also impacted by COVID-19 primarily due to reduced hours of operation and lack of access to or closure of certain bank branches. Overall, we believe COVID-19 had a net negative impact relative to our full year expectations.

GROSS PROFIT & MARGIN
($ in millions)



+41%
$21.9
30.2%
$31.0
36.8%
+21%
$91.1
32.8%
$110.3
35.3%
Q4 2019
Q4 2020
FY 2019
FY 2020

For the fourth quarter and full year of 2020 gross profit increased 41% and 21% year-over-year, respectively. This increase was driven primarily by higher sales volumes of contactless EMV® cards, including Second Wave cards, higher sales from CPI On-Demand card personalization and COVID-19 related government disbursement work. Gross profit margin increased to 36.8% in the fourth quarter of 2020, compared to 30.2% in the prior year primarily due to operating leverage from higher contactless card sales and CPI On-Demand net sales. Gross profit margin expanded to 35.3% from 32.8% in the full year of 2020, primarily due to the same reasons described above.

EMV® is a registered trademark in the U.S. and other countries and an unregistered trademark elsewhere. The EMV trademark is owned by EMVCo, LLC.

cpi card group® Q4 2020 | 10

Q4 2020 | 11 Fourth Quarter and Full Year Financial Review $3.7 $12.4 5.0% 14.8% Q4 2019 Q4 2020 INCOME FROM OPERATIONS & OPERATING MARGIN ($ in millions) $24.7 $38.4 8.9% 12.3% FY 2019 FY 2020 Fourth quarter and full year 2020 income from operations was $12.4 million and $38.4 million, respectively. Impacting year-over-year comparisons, the Company recorded a cash litigation settlement gain in the second quarter of 2019. Excluding this item, income from operations increased 105% year- over-year for the full year to $38.4 million and operating margin expanded 560 basis points.11 Improvement for both periods is primarily due to growth in net sales in the Debit and Credit segment and operating efficiency gains. $3.7 $12.4 5.0% 14.8% Q4 2019 Q4 2020 $18.7 $38.4 6.7% 12.3% FY 2019 FY 2020 AS REPORTED AS ADJUSTED11 11 Income from Operations As Adjusted and Operating Margin As Adjusted are not measurements of financial performance prepared in accordance with GAAP. Income from Operations As Adjusted and Operating Margin As Adjusted for the periods shown above exclude the cash litigation settlement gain recorded in the quarter ended June 30, 2019. See “Non-GAAP Financial Measures” at the end of this document for more information and reconciliations to the most directly comparable GAAP financial measures.

$(2.4) $7.3 Q4 2019 Q4 2020 Fourth Quarter and Full Year Financial Review Net income was $7.3 million and $16.1 million for the fourth quarter and full year of 2020, respectively. The change in the fourth quarter was primarily due to higher net sales and gross profit in the Debit and Credit segment. The increase for the full year of 2020 was primarily due to higher net sales and gross profit and an income tax benefit versus income tax expense during the prior year, partially offset by the cash litigation settlement gain recorded in the prior year. 12 NET INCOME (LOSS) ($ in millions) $(5.1) $16.1 FY 2019 FY 2020 Q4 2020 | $8.8 $17.5 12.1% 20.8% Q4 2019 Q4 2020 ADJUSTED EBITDA & ADJUSTED EBITDA MARGIN12 ($ in millions) $37.6 $57.5 13.5% 18.4% FY 2019 FY 2020 Adjusted EBITDA increased 99% and 53% year-over-year to $17.5 million and $57.5 million and Adjusted EBITDA margin expanded 870 basis points in the fourth quarter and 490 basis points in the full year year- over-year, respectively. The increases are primarily due to year-over-year growth in net sales driving operating leverage as well as ongoing efficiency initiatives, which included restructuring initiatives in the full year of 2020. 12 Adjusted EBITDA and Adjusted EBITDA margin are not measurements of financial performance prepared in accordance with GAAP. Adjusted EBITDA for the periods shown above exclude the $6.0 million cash litigation settlement gain recorded in the quarter ended June 30, 2019. See “Non-GAAP Financial Measures” at the end of this document for more information and reconciliations to the most directly comparable GAAP financial measures.

Debit and Credit Segment Segment Performance 13 Debit and Credit Segment net sales increased 13% year over year to $69.6 million in the fourth quarter and 18% to $250.4 million for full year 2020. Growth for the fourth quarter and full year 2020 was driven primarily by higher volumes of contactless card sales, including Second Wave® cards featuring a core made with recovered ocean bound plastic. In addition, net sales increased from CPI On-Demand® card personalization due to higher volumes from our existing customers, new customers and from COVID-19 related government disbursement work. This growth was partially offset primarily by COVID-19 impacts, including reduced volumes in card personalization stemming from fewer new accounts and requests for replacement cards. Card@Once product sales were also impacted by COVID-19 primarily due to reduced hours of operation, lack of access or closure of certain bank branches. Approximately 2/3 of net sales in the Debit and Credit Segment are attributed to our SME customers. Q4 2020 | $213.1 $250.4 16.5% 21.9% FY 2019 FY 2020 $61.6 $69.6 18.0% 24.3% Q4 2019 Q4 2020 NET SALES & OPERATING MARGIN ($ in millions)

Prepaid Debit Segment Segment Performance Prepaid Debit Segment net sales increased 34% year over year to $14.9 million in the fourth quarter and decreased 1% to $63.6 million for full year 2020. Growth for the fourth quarter was primarily due to increased customer demand. For the full year, the decrease was the result of lower sales volumes primarily associated with COVID-19 impacts, including lower retail store traffic. 14 Q4 2020 | $11.2 $14.9 16.8% 30.6% Q4 2019 Q4 2020 $64.3 $63.6 31.7% 31.4% FY 2019 FY 2020 NET SALES & OPERATING MARGIN ($ in millions)

Balance Sheet, Liquidity and Cash Flow 15 Our cash balance as of December 31, 2020 was $58 million. This amount includes $27 million in net proceeds from the Senior Credit Facility entered into in March 2020. $18.7 $57.6 12/31/2019 12/31/2020 CASH BALANCE ($ in millions) Q4 2019 Q4 2020 FY 2019 FY 2020 OPERATING CASH FLOW $ 6.0 $ 11.9 $ 3.0 $ 22.1 CAPEX (0.9) (3.8) (4.2) (7.1) CASH RECEIVED FROM LITIGATION SETTLEMENT - - (6.0) - ADJUSTED FREE CASH FLOW (USE) $ 5.1 $ 8.1 $ (7.2) $ 15.0 ADJUSTED FREE CASH FLOW13 Fourth quarter 2020 cash provided by operating activities was $11.9 million due primarily to higher net income. Capital expenditures during the quarter were $3.8 million, bringing Adjusted Free Cash Flow for the quarter to $8.1 million. In the full year of 2020, cash provided by operating activities was $22.1 million primarily due to increased profitability. Capital expenditures during the full year were $7.1 million, bringing Adjusted Free Cash Flow to $15.0 million. ($ in millions) 13 Adjusted free cash flow is not a measurement of financial performance prepared in accordance with GAAP. See “Non-GAAP Financial Measures” at the end of this document for more information and reconciliation to the most directly comparable GAAP financial measure. Q4 2020 |

Balance Sheet, Liquidity and Cash Flow 16 December 31, 2020 Maturity SENIOR CREDIT FACILITY $ 30.0 May 2022 FIRST LIEN TERM LOAN 312.5 August 2022 TOTAL DEBT $ 342.5 TOTAL DEBT 10.9x 8.0x 5.0x 12/31/2018 12/31/2019 12/31/2020 NET LEVERAGE RATIO14 14 Net Leverage Ratio is not a measurement of financial performance prepared in accordance with GAAP. See “Supplemental Financial Measures” at the end of this document for more information and reconciliation to the most directly comparable GAAP financial measure.. As of December 31, 2020, our Net Leverage Ratio was 5.0x, an improvement from 8.0x at year-end 2019 and 10.9x at year-end 2018. Our Net Leverage Ratio has improved primarily due to higher Adjusted EBITDA for the last 12 months. WEIGHTED AVERAGE EFFECTIVE INTEREST RATE15 Our Weighted Average Effective Interest Rate decreased 40 basis points year-over-year to 7.3% in the fourth quarter of 2020. Our Weighted Average Effective Interest Rate decreased primarily due to the lower interest rate on our First Lien Term Loan in the current year, partially offset by the additional interest incurred on the Senior Credit Facility entered into on March 6, 2020. CAPITAL STRUCTURE ($ in millions) Q4 2020 | 15 Weighted Average Effective Interest Rate is not a measurement of financial performance prepared in accordance with GAAP. See “Supplemental Financial Measures” at the end of this document for more information and reconciliation to the most directly comparable GAAP financial measure. 7.7% 7.3% 12/31/2019 12/31/2020 Our capital priorities are: • Maintaining ample liquidity • Investing in business initiatives • Deleveraging the balance sheet

17 Summary We are proud of the way our organization has demonstrated an unwavering commitment to the health and safety of our employees while exhibiting extraordinary agility to continue to support our customers. We aim to scale our solutions, diversify our offerings and expand our customer base through continued execution of our strategies. Our goals remain focused on leveraging and building upon the market- leading and innovative solutions CPI is known for, including contactless secure cards, more eco-focused solutions, SaaS-based instant issuance, personalization and prepaid solutions. As we enter 2021 and look ahead, our objective is to profitably gain market share by capitalizing on the successes we’ve had and growing through continued focus on our four strategic priorities. We believe we are well-equipped to build upon our position as a partner of choice. Q4 2020 |

Certain statements and information in this presentation (as well as information included in other written or oral statements we make from time to time) may contain or constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe,” “estimate,” “project,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “guides,” “provides guidance,” “provides outlook” or other similar expressions are intended to identify forward-looking statements, which are not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us and other information currently available. Such forward-looking statements, because they relate to future events, are by their very nature subject to many important risks and uncertainties that could cause actual results or other events to differ materially from those contemplated. These risks and uncertainties include, but are not limited to: the potential effects of COVID-19 on our business, including our supply-chain, customer demand, workforce, operations and ability to comply with certain covenants in our credit facilities; our lack of eligibility to participate in government relief programs related to COVID-19 or inability to realize material benefits from such programs; our substantial indebtedness, including inability to make debt service payments or refinance such indebtedness; the restrictive terms of our credit facilities and covenants of future agreements governing indebtedness and the resulting restraints on our ability to pursue our business strategies; our limited ability to raise capital in the future; a disruption or other failure in our supply chain; the effects of current or additional U.S. government tariffs as well as economic downturns or disruptions, including delays or interruptions in our ability to source raw materials and components used in our products from foreign countries; system security risks, data protection breaches and cyber-attacks; interruptions in our operations, including our IT systems, or in the operations of the third parties that operate the data centers or computing infrastructure on which we rely; failure to comply with regulations, customer contractual requirements and evolving industry standards regarding consumer privacy and data use and security; disruptions in production at one or more of our facilities; our failure to retain our existing customers or identify and attract new customers; our inability to recruit, retain and develop qualified personnel, including key personnel; our inability to adequately protect our trade secrets and intellectual property rights from misappropriation or infringement claims and risks related to open source software; defects in our software; problems in production quality, materials and process; a loss of market share or a decline in profitability resulting from competition; our inability to develop, introduce and commercialize new products; new and developing technologies that make our existing technology solutions and products obsolete or less relevant or our failure to introduce new products and services in a timely manner; costs and impacts to our financial results relating to the obligatory collection of sales tax and claims for uncollected sales tax in states that impose sales tax collection requirements on out-of-state businesses, as well as new U.S. tax legislation increasing the corporate income tax rate and challenges to our income tax positions; failure to meet the continued listing standards of the Toronto Stock Exchange or the rules of the OTCQX® Best Market; a continued decrease in the value of our common stock combined with our common stock no longer being traded on a United States national securities exchange, which may prevent investors or potential investors from investing or achieving a meaningful degree of liquidity; quarterly variation in our operating results; our inability to realize the full value of our long-lived assets; our failure to operate our business in accordance with the Payment Card Industry (“PCI”) Security Standards Council security standards or other industry standards; a decline in U.S. and global market and economic conditions and resulting decreases in consumer and business spending; costs relating to product defects and any related product liability and/or warranty claims; our dependence on licensing arrangements; risks associated with international operations; non-compliance with, and changes in, laws in the United States and in foreign jurisdictions in which we operate and sell our products and services; the effect of legal and regulatory proceedings; our ability to comply with a wide variety of environmental, health and safety laws and regulations and the exposure to liability for any failure to comply; risks associated with the controlling stockholders’ ownership of our stock; the influence of securities analysts over the trading market for and price of our common stock; our inability to sell, exit, reconfigure or consolidate businesses or facilities that no longer meet with our strategy; potential conflicts of interest that may arise due to our board of directors being comprised in part of directors who are principals of our majority stockholders; certain provisions of our organizational documents and other contractual provisions that may delay or prevent a change in control and make it difficult for stockholders other than our majority stockholders to change the composition of our board of directors; and other risks that are described in Part I, Item 1A – Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2020 and our other reports filed from time to time with the Securities and Exchange Commission. We caution and advise readers not to place undue reliance on forward-looking statements, which speak only as of the date hereof. These statements are based on assumptions that may not be realized and involve risks and uncertainties that could cause actual results to differ materially from the expectations and beliefs contained herein. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise. Cautionary Statement on Forward-Looking Statements 18 Non-GAAP Financial Measures In addition to financial results reported in accordance with U.S. generally accepted accounting principles (“GAAP”), we have provided the following non-GAAP financial measures in this commentary, all reported on a continuing operations basis: Adjusted EBITDA, Adjusted EBITDA Margin, Net Leverage Ratio, Adjusted Free Cash Flow, Weighted Average Effective Interest Rate, Income from Operations excluding litigation settlement gain and operating margin excluding litigation settlement gain. These non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis between fiscal periods. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Our non-GAAP measures may be different from similarly titled measures of other companies. Investors are encouraged to review the reconciliation of these historical non- GAAP measures to their most directly comparable GAAP financial measures included herein. Additional information relating to certain financial measures, including our non-GAAP financial measures, is available in our most recent earnings release and on our website at http://investor.cpicardgroup.com. Q4 2020 |

Reconciliations of Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted EBITDA Margin

EBITDA represents earnings before interest, taxes, depreciation and amortization, all on a continuing operations basis. Adjusted EBITDA is presented on a continuing operations basis and is defined as EBITDA adjusted for litigation and related charges incurred in connection with certain patent and shareholder litigation; stock-based compensation expense; estimated sales tax expense, restructuring and other charges; loss on Revolving Credit Facility termination; foreign currency gain or loss; litigation settlement gain; and other items that are unusual in nature, infrequently occurring or not considered part of our core operations. Adjusted EBITDA is also a defined computation in our First Lien Term Loan and Senior Credit Facility agreements, which generally conforms to the definition above, and impacts certain credit measures and covenants, including a covenant requiring the Company to have at least $25 million Adjusted EBITDA (as defined in our Senior Credit Facility) for the previous four consecutive fiscal quarters in total at the end of each quarterly period ending on or after March 31, 2020. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, unusual or non-recurring losses or gains. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses or the cash requirements necessary to service interest or principal payments on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations; or (g) the impact of any discontinued operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-operating, unusual or non-recurring charges that are deducted in calculating net (loss) income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.

In addition, certain of these expenses represent the reduction of cash that could be used for other purposes. Further, although not included in the calculation of Adjusted EBITDA presented in this commentary, the measure as defined in our credit facilities may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred.

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2020	2019	2020	2019
Reconciliation of net income (loss) from continuing operations to EBITDA and Adjusted EBITDA:	*($ in millions)*		*($ in millions)*	
Net income (loss) from continuing operations	$ 7.3	$ (2.3)	$ 16.2	$ (5.0)
Interest expense, net	6.2	6.0	25.4	24.9
Income tax expense (benefit)	(1.1)	(0.1)	(3.3)	3.5
Depreciation and amortization	4.4	4.3	16.8	17.3
EBITDA	$ 16.8	$ 7.9	$ 55.1	$ 40.6
Adjustments to EBITDA:				
Litigation and related charges (1)	—	—	—	—
Stock-based compensation expense	0.1	(0.1)	0.1	0.3
Sales tax expense (2)	0.6	0.2	0.9	0.6
Restructuring and other charges (3)	—	0.7	1.3	0.7
Loss on Revolving Credit Facility termination (4)	—	—	0.1	—
Litigation settlement gain (5)	—	—	—	(6.0)
Foreign currency loss (6)	—	—	—	1.3
Subtotal of adjustments to EBITDA	0.7	0.9	2.4	(3.1)
Adjusted EBITDA - continuing operations	$ 17.5	$ 8.8	$ 57.5	$ 37.6
Adjusted EBITDA margin (% of net sales)	*20.8%*	*12.1%*	*18.4%*	*13.5%*
Adjusted EBITDA growth (% change 2020 vs 2019)	*99.4%*		*53.2%*	
Net income % change 2020 vs 2019)	*404.2%*		*415.2%*	

(1) Represents net legal costs incurred in connection with certain patent and shareholder litigation.
(2) The Company revised its prior period financial statements to adjust immaterial items, primarily due to estimated sales tax expense relating to 2017 through 2020. Refer to Note 2 of the Form 10-K for the year ended December 31, 2020 for an explanation of the immaterial prior period adjustments.
(3) Represents restructuring severance charges.
(4) The Company terminated the Revolving Credit Facility during the first quarter of 2020 and expensed the remaining unamortized deferred financing costs.
(5) During the second quarter of 2019, the Company recognized in operating income a $6.0 million gain related to the cash settlement of litigation.
(6) Foreign currency loss includes the release of the cumulative translation adjustment from the balance sheet to the statement of operations, done in connection with the disposition of the Company's Canadian subsidiary in 2019.

cpi card group® Q4 2020 | 19

Reconciliations of Non-GAAP Financial Measures

LTM Adjusted EBITDA

We define LTM Adjusted EBITDA as Adjusted EBITDA (defined previously) for the last twelve months.

	Twelve Months Ended December 31,					
	2020		2019		2018	
Reconciliation of net income from continuing operations to LTM EBITDA and Adjusted EBITDA	*($ in millions)*		*($ in millions)*		*($ in millions)*	
Net income/(loss) from continuing operations	$	16.2	$	(5.0)	$	(15.5)
Interest expense, net		25.4		24.9		23.4
Income tax expense (benefit)		(3.3)		3.5		(4.5)
Depreciation and amortization		16.8		17.3		18.6
EBITDA	$	55.1	$	40.6	$	22.0
Adjustments to EBITDA:						
Litigation and related charges [1]	$	—	$	0.0	$	1.0
Stock-based compensation expense		0.1		0.3		1.0
Sales tax liability [2]		0.9		0.6		0.7
Restructuring and other charges [3]		1.3		0.7		2.1
Loss on Revolving Credit Facility termination [4]		0.1		—		—
Litigation settlement gain [5]		—		(6.0)		—
Foreign currency loss [6]		—		1.3		0.3
Subtotal of adjustments to EBITDA	$	2.4	$	(3.1)	$	5.0
LTM Adjusted EBITDA - continuing operations	**$**	**57.5**	**$**	**37.6**	**$**	**27.1**

Adjusted Free Cash Flow

We define Adjusted Free Cash Flow as cash flow from continuing operations less capital expenditures from continuing operations, adjusted for cash received from a litigation settlement gain in the second quarter of 2019. We use this metric in analyzing our ability to service and repay our debt. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt, nor does it reflect the cash impacts of our discontinued operations.

	Three Months Ended December 31,				Twelve Months Ended December 31,			
	2020		2019		2020		2019	
	($ in millions)				*($ in millions)*			
Reconciliation of cash provided by operating activities - continuing operations (GAAP) to Adjusted Free Cash Flow:								
Cash provided by operating activities - continuing operations	$	11.9	$	6.0	$	22.1	$	3.0
Acquisitions of plant, equipment and leasehold improvements		(3.8)		(0.9)		(7.1)		(4.2)
Cash received from litigation settlement [5]		—		—		—		(6.0)
Adjusted Free Cash Flow - continuing operations	$	8.1	$	5.1	$	15.0	$	(7.2)

(1) Represents net legal costs incurred in connection with certain patent and shareholder litigation.
(2) The Company revised its prior period financial statements to adjust immaterial items, primarily due to estimated sales tax expense relating to 2017 through 2020. Refer to Note 2 of the Form 10-K for the year ended December 31, 2020 for an explanation of the immaterial prior period adjustments.
(3) Represents restructuring severance charges.
(4) The Company terminated the Revolving Credit Facility during the first quarter of 2020 and expensed the remaining unamortized deferred financing costs.
(5) During the second quarter of 2019, the Company recognized in operating income a $6.0 million gain related to the cash settlement of litigation.
(6) Foreign currency loss includes the release of the cumulative translation adjustment from the balance sheet to the statement of operations, done in connection with the disposition of the Company's Canadian subsidiary in 2019.

cpi card group® Q4 2020 | 20

Reconciliations of Non-GAAP Financial Measures 21 Q4 2020 | Footnotes to Non-GAAP Financial Measures Tables: (1) Represents net legal costs incurred in connection with certain patent and shareholder litigation. (2) The Company revised its prior period financial statements to adjust immaterial items, primarily due to estimated sales tax expense relating to 2017 through 2020. Refer to Note 2 of the Form 10-K for the year ended December 31, 2020 for an explanation of the immaterial prior period adjustments. (3) Represents restructuring severance charges. (4) The Company terminated the Revolving Credit Facility during the first quarter of 2020 and expensed the remaining unamortized deferred financing costs. (5) During the second quarter of 2019, the Company recognized in operating income a $6.0 million gain related to the cash settlement of litigation. (6) Foreign currency loss includes the release of the cumulative translation adjustment from the balance sheet to the statement of operations, done in connection with the disposition of the Company’s Canadian subsidiary during 2019. Income from Operations and Operating Margin Excluding $6.0 Million Cash Litigation Settlement Gain Income from Operations and Operating Margin excluding the $6.0 million cash litigation settlement gain are non-GAAP financial measures utilized by management in comparing our operating performance on a consistent basis between fiscal periods. We believe that this financial measure is appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Reconciliation of Income from Operations excluding litigation settlement gain: Income from operations $ 12.4 $ 3.7 $ 38.4 $ 24.7 Less: Litigation settlement gain (5) — — — (6.0) Income from Operations excluding litigation settlement gain $ 12.4 $ 3.7 $ 38.4 $ 18.7 Net sales $ 84.1 $ 72.6 $ 312.2 $ 278.1 Operating margin excluding litigation settlement gain (% of net sales) 14.8% 5.0% 12.3% 6.7% Income from Operations excluding litigation settlement gain (% change 2020 vs 2019) 240% 105% ($ in millions) Twelve Months Ended December 31, 2020 2019 ($ in millions) ($ in millions) ($ in millions) Three Months Ended December 31, 2020 2019

Supplemental Financial Measures 22 Weighted Average Effective Interest Rate Management and various investors use the weighted average interest rate to consider the aggregate rate of interest paid on all debt. Weighted Average Effective Interest Rate is computed as interest expense for the quarter divided by average debt outstanding during the quarter. For 2020, this includes the $312.5 million First Lien Term Loan and $30 million Senior Credit Facility entered into on March 6, 2020, multiplied by four. Q4 2020 | Net Leverage Ratio Management and various investors use the ratio of total debt, plus finance lease obligations, plus unreimbursed letters of credit, less cash to LTM Adjusted EBITDA, or “Net Leverage Ratio,” as a measure of our financial strength when making key investment decisions and evaluating us against peers. Net Leverage Ratio is defined in our Senior Credit Facility and First Lien Term Loan.       Calculation of Net Leverage Ratio:* Consolidated Net Debt: Term Loan $ 312.5 $ 312.5 $ 312.5 Senior Credit Facility 30.0 — — Unreimbursed letters of credit — 0.1 0.1 Finance lease obligations 5.2 6.1 1.6 Total Consolidated Net Debt 347.7 318.7 314.1 Less: Cash and cash equivalents (57.6) (18.7) (20.3) Total Consolidated Secured Indebtedness (a) $ 290.1 $ 300.0 $ 293.8 LTM Adjusted EBITDA (b) $ 57.5 $ 37.6 $ 27.1 Net Leverage Ratio (a)/(b) 5.0 8.0 10.9 * Net leverage ratio is defined in our First Lien Term Loan and Senior Credit Facility 2018 ($ in millions) 2020 ($ in millions) As of December 31, 2019 ($ in millions)       Weighted Average Interest Rate Interest Expense (a) $ 6.2 $ 6.0 Term Loan 312.5 312.5 Senior Credit Facility 30.0 — Total Debt at Quarter End 342.5 312.5 Average Debt Balance during quarter (b) 342.5 312.5 Weighted Average Interest Rate (a/ b * 4) 7.3% 7.7% ($ in millions) ($ in millions) As of December 31, 2020 2019